Exhibit 4.7

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of March 17, 2023 (this “Supplemental Indenture”) to the Indenture, dated as of April 16, 2020 (as the same may be further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Indenture”), by and among Americold Realty Operating Partnership, L.P., a Delaware limited partnership (the “Issuer”), Americold Realty Trust, Inc., a Maryland corporation (f/k/a Americold Realty Trust, a Maryland real estate investment trust), the Issuer’s sole general partner (the “General Partner,” and in the capacity as guarantor of one or more series of the Securities to be issued thereunder from time to time the “Guarantor”), and U.S. Bank Trust Company, National Association (f/k/a U.S. Bank, National Association), as Trustee thereunder (the “Trustee”).

RECITALS

WHEREAS, at the time the Indenture was entered into on April l6, 2020, by and among Issuer, Guarantor and Trustee, Guarantor was a Maryland real estate investment trust.

WHEREAS, on May 25, 2022, Guarantor converted to a Maryland corporation pursuant to Articles of Conversion, and each issued and outstanding common share of beneficial interest, $0.01 par value per share, of Guarantor was converted into one share of common stock, $0.01 par value per share in Americold Realty Trust, Inc. (the “Conversion”); and

WHEREAS, as a result of the Conversion, the parties to the Indenture therefore desire to update certain references in the Indenture.

NOW, THEREFORE, the Issuer, the Guarantor and the Trustee mutually covenant and agree as follows:

AGREEMENTS

SECTION 1. Defined Terms. Capitalized terms used and not otherwise defined herein (including the preamble and recitals hereto) shall have the meanings specified in the Indenture, as amended hereby.

SECTION 2. Amendments to the Indenture.

(a) References to “Americold Realty Trust, a Maryland real estate investment trust” are replaced with “Americold Realty Trust, Inc., a Maryland corporation.”

(b) References to “common shares of beneficial interest, $0.01 par value per share” of Guarantor are replaced with “shares of common stock, $0.01 par value per share.”

SECTION 3. Reference to and Effect on the Indenture; Ratification.

(a) Upon the effectiveness hereof, on and after the date hereof, each reference in the Indenture to “this Indenture”, “hereunder”, “hereof” or words of like import referring to the Indenture, and each reference in any other agreement to “the Indenture”, “thereunder”, “thereof” or words of like import referring to the Indenture, shall mean and be a reference to the Indenture as amended hereby.

(b) Except as specifically amended above, the Indenture is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects.

(c) The execution, delivery and effectiveness of this Supplemental Indenture shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party hereto under the Indenture, or constitute a waiver of any provision of any other agreement.

SECTION 4. Effectiveness. This Supplemental Indenture shall be effective upon delivery of executed signature pages by all parties hereto.

SECTION 5. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such respective counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Supplemental Indenture by telecopy, e-mail, pdf or any other electronic means (e.g. “pdf”, Docusign or “tif”) shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture. The words “delivery”, “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Supplemental Indenture and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Indenture Trustee, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 6. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. Captions. The captions in this Supplemental Indenture are for convenience of reference only and shall not affect the construction hereof or thereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AMERICOLD REALTY OPERATING PARTNERSHIP, L.P.

By:	AMERICOLD REALTY TRUST, INC. its General Partner

By:	/s/ Marc Smernoff
Name:	Marc Smernoff
Title:	Chief Financial Officer and Executive Vice President

AMERICOLD REALTY TRUST, INC.

By:	/s/ Marc Smernoff
Name:	Marc Smernoff
Title:	Chief Financial Officer and Executive Vice President

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ April Bright
Name:	April Bright
Title:	Assistant Vice President

[Signature Page to First Supplemental Indenture]